Prospectus Supplement                                Filing Under
Dated:  October  8, 1997                             Rules 424(b)(3) and 424(c)
To Prospectus dated July 16, 1993
                                                     Registration
                                                     File No.
                                                     33-66182

                           KEYSPAN ENERGY CORPORATION
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                   DISCOUNT STOCK PURCHASE PLAN FOR EMPLOYEES

          Effective immediately following the close of business on September 29, 1997, KeySpan Energy Corporation ("KeySpan") became the parent holding company of The Brooklyn Union Gas Company ("Brooklyn Union") pursuant to a mandatory exchange of shares which was approved by Brooklyn Union common shareholders at Brooklyn Union's Special Meeting held on August 7, 1997. As a result, holders of Brooklyn Union common stock, including holders of Brooklyn Union common stock under the Discount Stock Purchase Plan for Employees, have become holders of KeySpan common stock on a one share-for-one share basis. KeySpan common stock, par value $.33 1/3 per share, is listed on the New York Stock Exchange and trades under the symbol "KSE".

          As of the effective date, The Brooklyn Union Gas Company Discount Stock Purchase Plan for Employees was assumed by KeySpan as successor to Brooklyn Union, and is now the "KeySpan Energy Corporation Discount Stock Purchase Plan for Employees". The Plan will be administered in the same manner as previously administered under Brooklyn Union.

          In terms of the Prospectus, dated July 16, 1993, relating to the Discount Stock Purchase Plan for Employees:

     - References to the "Company" should be read to mean KeySpan rather than Brooklyn Union, unless the context otherwise requires.

     - References to the "Common Stock" should be read to mean the common stock of KeySpan rather than the common stock of Brooklyn Union.

     - Referring to page 4 under "Description of the Plan" in the Prospectus (Question 9), all checks should be made payable to "KeySpan Energy Corporation".

     - Referring to pages 8-9 under "Description of Common Stock" and "Legal Opinions" in the Prospectus, the statements thereunder with respect to




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          Brooklyn Union common stock continue to be the case with respect to
          KeySpan common stock, except that KeySpan currently has no outstanding preferred stock, and approval of the Public Service Commission of the State of New York for the issuance and sale of equity securities of KeySpan is not required. It should also be noted that, at least initially, dividends on KeySpan common stock will depend upon dividends paid by Brooklyn Union on its common stock owned by KeySpan.

          Any questions regarding the KeySpan Energy Corporation Discount Stock Purchase Plan for Employees should be directed to a KeySpan representative at
(718) 403-3196.

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          This Prospectus Supplement should be affixed to your copy of the
Prospectus dated July 16, 1993.